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                                                                    EXHIBIT 99.2

           [Letterhead of KELLER BRUNER & COMPANY, LLP appears here]

The Board of Directors
Abigail Adams National Bancorp, Inc.

We consent to incorporation by reference of our report dated January 24, 2000 relating to the consolidated balance sheet of Abigail Adams National Bancorp, Inc. and its subsidiary as of December 31, 1999, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the year then ended, which report appears on page 38 of the 1999 Abigail Adams National Bancorp, Inc. Annual Report in this Annual Report on Form 10-K, and in the following Registration Statements of Abigail Adams National Bancorp, Inc.:
Number 333-19155 on Form S-8, Number 333-33537 on Form S-8, Number 333-33539 on Form S-8 and Number 333-47061 on Form S-8.

/s/ Keller Bruner & Company, LLP

Frederick, Maryland
March 27, 2000